UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 31, 2018

International Automated Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	33-16531-D	87-0447580
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

P.O. Box 1836
Salt Lake City, Utah	84110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(801) 824-9616

2730 W 4000 S

Oasis, Utah 84624

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.03 Bankruptcy or Receivership

On November 23, 2015, the United States filed a lawsuit (the “Lawsuit”) styled United States of America v. Rapower-3, LLC, International Automated Systems, Inc.; LTB1, LLC; R. Gregory Shepard; Neldon Johnson; and Roger Freeborn, Civil No. 2:15-cv-00828-DN, in the United States District Court for the District of Utah, Central Division (the “Court”). The Lawsuit sought to enjoin International Automated Systems, Inc. (the “Company”), and the other defendants, from organizing, promoting, and selling the solar energy system they had been promoting since 2010, and seeking to disgorge from the Company and other defendants all gains from the promotion and sale of the system.

On August 22, 2018, the Court entered a Memorandum Decision and Order Freezing Assets and To Appoint a Receiver in the Lawsuit, in which the Court took exclusive jurisdiction and possession of all Company assets, froze all Company assets, and authorized the appointment of a receiver.

On October 31, 2018, the Court entered an Order in the Lawsuit: (i) appointing R. Wayne Klein as the receiver for the Company’s estate (the “Receiver”), (ii) terminating the directors, officers, professionals and other agents of the Company, (iii) stripping all officers, directors and agents of authority to act on behalf of the Company, and (iv) authorizing the Receiver to take control of the Company and its assets.

The Receiver is in the process of assessing the nature, location and value of all Company assets. The Receiver will, either directly or through his agents, manage, operate, liquidate and recover all receivership assets, under the direction and approval of the Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Automated Systems, Inc.

Dated: November 21, 2018	By	/s/ R. Wayne Klein
Court-Appointed Receiver for Company